Exhibit 99.1

HACKENSACK, NJ, June 6, 2014 – First Real Estate Investment Trust of New Jersey (“FREIT”) reports its operating results for the six and three-month periods ended April 30, 2014 and 2013. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Six Months Ended April 30,
	2014	2013
* Net Income Per Share-Basic	$1.51	$0.48
* Dividends Per Share	$0.60	$0.60
* AFFO Per Share-Basic	$0.67	$0.60
* AFFO Payout	89.6%	100.0%
* Average Residential Occupancy	94.2%	92.5%
* Average Commercial Occupancy (a)	82.8%	81.6%
(a) Includes occupancy for the Rotunda shopping center, which is undergoing a major redevelopment project. Also includes occupancy of Damascus shopping center, which recently underwent a major redevelopment project and is currently 79% leased and 77% occupied.

RESULTS OF OPERATIONS

Table of Net Income Components

The table below presents the revenue and net income components that impacted net income-common equity for the six and three-month periods ended April 30, 2014 and 2013:

NET INCOME COMPONENTS
	Six Months Ended			Three Months Ended
	April 30,			April 30,
	2014	2013	Change	2014	2013	Change
	(In thousands)			(In thousands)
Income from real estate operations:
Commercial properties	$6,448	$6,609	$(161)	$3,115	$3,037	$78

Residential properties	5,142	4,738	404	2,499	2,438	61
Total income from real estate operations	11,590	11,347	243	5,614	5,475	139

Financing costs:
Fixed rate mortgages	(5,498)	(5,272)	(226)	(2,729)	(2,722)	(7)
Floating rate - Rotunda & Damascus (a)	(265)	(504)	239	(111)	(188)	77
Other- Corporate interest	(278)	(307)	29	(179)	(154)	(25)
Less capitalized interest	220	—	220	175	—	175
Total financing costs	(5,821)	(6,083)	262	(2,844)	(3,064)	220

Investment income	83	100	(17)	41	50	(9)

General & administrative expenses:
Accounting fees	(263)	(275)	12	(135)	(146)	11
Legal & professional fees	(37)	(37)	—	(18)	(18)	—
Trustee fees	(254)	(257)	3	(127)	(132)	5
Corporate expenses	(249)	(300)	51	(121)	(150)	29
Total general & administrative expenses	(803)	(869)	66	(401)	(446)	45

Depreciation	(3,040)	(3,022)	(18)	(1,520)	(1,512)	(8)

Income from continuing operations	2,009	1,473	536	890	503	387

Income from discontinued operations	7	762	(755)	—	32	(32)
Gain on sale of discontinued operation	8,734	1,377	7,357	41	1,377	(1,336)

Net income	10,750	3,612	7,138	931	1,912	(981)
Net income attributable to noncontrolling
interests in subsidiaries	(291)	(272)	(19)	(98)	(43)	(55)

Net income attributable to common equity	$10,459	$3,340	$7,119	$833	$1,869	$(1,036)

(a) Damascus converted to fixed rate loan in February 2013.

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Operating Results

Real estate revenue for the six months ended April 30, 2014 (“Current Six Months”) increased 4.5% to $21,204,000, compared to $20,295,000 for the six months ended April 30, 2013 (“Prior Six Months”). For the three months ended April 30, 2014 (“Current Quarter”), real estate revenue increased 7.3% to $10,632,000, compared to $9,906,000 for the three months ended April 30, 2013 (“Prior Year’s Quarter”). Income from continuing operations for the Current Six Months and Current Quarter was $2,009,000 and $890,000, respectively, compared to $1,473,000 and $503,000, for the prior year’s comparable periods, respectively.

Net income attributable to common equity (“net income-common equity”) for the Current Six Months was $10,459,000 ($1.51 per share basic), compared to $3,340,000 ($0.48 per share basic) for the Prior Six Months. Net income-common equity for the Current Quarter was $833,000 ($0.12 per share basic), compared to $1,869,000 ($0.27 per share basic) for the Prior Year’s Quarter. Included in net income-common equity for the Current Six Month period was a gain of approximately $8.7 million relating to the sale of the South Brunswick property in December 2013. Included in net income-common equity for the Prior Six Months and the Prior Year’s Quarter was a gain of approximately $1.4 million relating to the sale of the Palisades Manor property in April 2013. Also included in net income-common equity for the Prior Six Month period was a $720,000 income tax credit related to the sale of the Heights Manor property.

SEGMENT INFORMATION

The following table sets forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconciles the NOI to consolidated net income-common equity for the Current Six Months and Current Quarter, as compared to the prior year’s comparable periods. (See below for definition of NOI.):

	Commercial				Residential				Combined
	Six Months Ended				Six Months Ended				Six Months Ended
	April 30,		Increase (Decrease)		April 30,		Increase (Decrease)		April 30,
	2014	2013	$	%	2014	2013	$	%	2014	2013
	(In thousands)				(In thousands)				(In thousands)
Rental income	$8,729	$8,793	$(64)	-0.7%	$9,462	$9,062	$400	4.4%	$18,191	$17,855
Reimbursements	2,746	2,298	448	19.5%	—	—	—		2,746	2,298
Other	37	129	(92)	-71.3%	328	137	191	139.4%	365	266
Total revenue	11,512	11,220	292	2.6%	9,790	9,199	591	6.4%	21,302	20,419

Operating expenses	4,966	4,487	479	10.7%	4,648	4,461	187	4.2%	9,614	8,948
Net operating income	$6,546	$6,733	$(187)	-2.8%	$5,142	$4,738	$404	8.5%	11,688	11,471
Average
Occupancy %	82.8%	81.6%		1.2%	94.2%	92.5%		1.7%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(87)	(112)
Amortization of acquired leases	(11)	(12)
Investment income	83	100
General and administrative expenses	(803)	(869)
Depreciation	(3,040)	(3,022)
Financing costs	(5,821)	(6,083)
Income from continuing operations	2,009	1,473
Income from discontinued operations	7	762
Gain on sale of discontinued operation	8,734	1,377
Net income	10,750	3,612
Net income attributable to noncontrolling interests	(291)	(272)
Net income attributable to common equity	$10,459	$3,340

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	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	April 30,		Increase (Decrease)		April 30,		Increase (Decrease)		April 30,
	2014	2013	$	%	2014	2013	$	%	2014	2013
	(In thousands)				(In thousands)				(In thousands)
Rental income	$4,334	$4,361	$(27)	-0.6%	$4,813	$4,539	$274	6.0%	$9,147	$8,900
Reimbursements	1,463	905	558	61.7%	—	—	—		1,463	905
Other	7	89	(82)	-92.1%	61	72	(11)	-15.3%	68	161
Total revenue	5,804	5,355	449	8.4%	4,874	4,611	263	5.7%	10,678	9,966

Operating expenses	2,643	2,258	385	17.1%	2,375	2,173	202	9.3%	5,018	4,431
Net operating income	$3,161	$3,097	$64	2.1%	$2,499	$2,438	$61	2.5%	5,660	5,535
Average
Occupancy %	83.0%	81.7%		1.3%	95.7%	92.3%		3.4%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(41)	(54)
Amortization of acquired leases	(5)	(6)
Investment income	41	50
General and administrative expenses	(401)	(446)
Depreciation	(1,520)	(1,512)
Financing costs	(2,844)	(3,064)
Income from continuing operations	890	503
Income from discontinued operations	—	32
Gain on sale of discontinued operation	41	1,377
Net income	931	1,912
Net income attributable to noncontrolling interests	(98)	(43)
Net income attributable to common equity	$833	$1,869

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI.

Same Property NOI: FREIT considers same property net operating income (“Same Property NOI”) to be a useful supplemental non-GAAP measure of our operating performance. We define same property within both our commercial and residential segments to be those properties that we have owned and operated for both the current and prior periods presented, excluding those properties that we acquired, redeveloped or classified as discontinued operations during those periods. Any newly acquired property that has been in operation for less than a year, any property that is undergoing a major redevelopment, but may still be in operation at less than full capacity, and/or any property that is under contract for sale are not considered same property.

NOI and Same Property NOI are non-GAAP financial measures and are not measures of operating results or cash flow as measured by generally accepted accounting principles, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

Commercial Segment

As indicated in the table above under the caption Segment Information, total revenue from FREIT’s commercial segment for the Current Six Months and Current Quarter increased by 2.6% and 8.4%, respectively, from the prior year’s comparable periods. NOI for the Current Six Months decreased by 2.8% as compared to the Prior Six Months. However, for the Current Quarter, NOI increased by 2.1% from the Prior Year’s Quarter. The increase in total revenue for the Current Six Months and Current Quarter was primarily due to: (a) higher base rent at the Damascus shopping center, (b) the opening of G-Mart Frederick, Inc (“G-Mart”), an international grocery store chain at the Westridge Square shopping center, and (c) higher expense reimbursements stemming from an increase in common area maintenance charges due to the recent harsh winter in the northeast, which more than offset the revenue decrease as a result of higher vacancies at the Rotunda. Since the Rotunda is in the initial stages of its redevelopment project, which began in September 2013, many of its retail tenants were asked to vacate the center in order to renovate the existing retail space. The decrease in NOI for the Current Six Months was primarily due to higher operating expenses, that could not be passed on to the tenants as part of common area maintenance charges. The increase in total revenue for the Current Quarter more than offset the negative impact of the higher operating expenses, which was the primary reason for the increase in NOI for the Current Quarter.

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Same Property Operating Results: FREIT’s commercial segment currently contains nine (9) same properties. (See definition of same property under Segment Information above.) Since The Rotunda property is currently undergoing a major redevelopment and is operating at less than full capacity, it has been excluded from same property results for all periods presented. For the Current Six Months, same property revenue and same property NOI for our commercial segment increased by 5.3% and 2.3%, respectively, as compared to the Prior Six Months. For the Current Quarter, same property revenue and same property NOI for our commercial segment increased by 11.9% and 7.8%, respectively, as compared to the Prior Year’s Quarter. The increase in same property revenue and same property NOI for the Current Six Months and Current Quarter was primarily due to: (a) higher base rent at the Damascus shopping center, (b) the opening of G-Mart at the Westridge Square shopping center, and (c) higher expense reimbursements stemming from an increase in common area maintenance charges due to the recent harsh winter in the northeast.

The US economic recovery continues to show signs of improvement, with retail sales also showing slight improvement. Despite minor tenant fall-out at some of our properties, occupancy at our other commercial properties has been on the upswing for the Current Quarter. Average occupancy for the Current Six Months increased 1.2%, compared to the Prior Six Months. For the Current Quarter, average occupancy increased 1.3% over the comparable prior year’s period. Excluding the impact of the Rotunda property, which is currently undergoing a major redevelopment project that began in September 2013, average occupancy rates for the Current Six Months increased 3.0% over last year’s comparable period.

On December 20, 2013, FREIT’s South Brunswick property was sold for $11 million resulting in a capital gain of approximately $8.7 million net of sales fees and commissions. FREIT has structured this sale in a manner that qualifies it as a like-kind exchange of real estate pursuant to Section 1031 of the Internal Revenue Code. Such a transaction, if completed, will result in a deferral for income tax purposes of the $8.7 million capital gain. A replacement property related to this like-kind exchange has been identified, and a contract for the purchase of this replacement property was entered into on May 7, 2014. The Company has until June 18, 2014 to complete the acquisition.

Residential Segment

As indicated in the table above under the caption Segment Information, total revenue and NOI from FREIT’s residential segment for the Current Six Months increased by 6.4% and 8.5%, respectively, as compared to the Prior Six Months. For the Current Quarter, total revenue and NOI increased 5.7% and 2.5%, respectively, as compared to the Prior Year’s Quarter. The increase in total revenue was primarily attributable to: (a) increased base rent, (b) net insurance recovery of $200,000, recorded in the current year’s first quarter, relating to damages incurred at our Steuben Arms property last year as a result of Hurricane Sandy, and (c) higher occupancy levels at all of our properties. Average occupancy levels for the Current Six Months increased 1.7%, as compared to last year’s comparable period. For the Current Quarter, average occupancy increased 3.4% as compared to the Prior Year’s Quarter.

Same Property Operating Results: FREIT’s residential segment currently contains six (6) same properties. (See definition of same property under Segment Information above.) Same property revenue and same property NOI for FREIT’s residential segment for the Current Six Months increased by 6.4% and 8.5%, respectively, as compared to the prior year’s comparable period. For the Current Quarter, same property revenue and same property NOI increased 5.7% and 2.5%, respectively, as compared to the Prior Year’s Quarter. The Palisades Manor property, which was sold in April 2013, and the Grandview Apartments property, which was sold in August 2013, are classified as discontinued operations and therefore not included as same property.

In connection with the Heights Manor sale, FREIT recognized a capital gain of approximately $9.5 million of which it distributed approximately $5 million to its shareholders during the fiscal year ended October 31, 2012. As FREIT did not intend to distribute to its shareholders the remaining $4.5 million of capital gain, FREIT provided approximately $1.5 million federal and $400,000 state income taxes on such undistributed gain, which was charged to discontinued operations in the fiscal year ended October 31, 2012. In the quarter ended January 31, 2013, FREIT elected, under Section 858 of the Internal Revenue Code, to treat the $1.4 million dividend paid during such period as a distribution of the prior year’s capital gain and, accordingly, reversed $720,000 of the income tax liability, which has been credited to income from discontinued operations for the six-month period ended April 30, 2013.

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ADJUSTED FUNDS FROM OPERATIONS

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Effective with the 3rd Quarter of Fiscal 2013, FREIT revised its FFO calculation to be in conformance with the NAREIT definition. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, straight-line rents, FFO from discontinued operations and recurring capital improvements on our residential apartments. The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance. We compute FFO and AFFO as follows:

	Six Months Ended April 30,		Three Months Ended April 30,
	2014	2013	2014	2013
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Funds From Operations ("FFO") (a)

Net income	$10,750	$3,612	$931	$1,912
Depreciation of consolidated properties	3,040	3,022	1,520	1,512
Depreciation of discontinued operations	—	8	—	3
Amortization of deferred leasing costs	132	128	70	66
Gain on sale of discontinued operation	(8,734)	(1,377)	(41)	(1,377)
Distributions to minority interests	(466)	(403)	(211)	(125)
FFO	$4,722	$4,990	$2,269	$1,991

Per Share - Basic	$0.68	$0.72	$0.33	$0.29

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$4,722	$4,990	$2,269	$1,991
Amortization of acquired leases	11	12	5	6
Deferred rents (Straight lining)	87	112	41	54
Less: FFO from discontinued operations	(7)	(770)	—	(35)
Capital Improvements - Apartments	(141)	(201)	(37)	(144)
AFFO	$4,672	$4,143	$2,278	$1,872

Per Share - Basic	$0.67	$0.60	$0.33	$0.27

Weighted Average Shares Outstanding:
Basic	6,927	6,942	6,922	6,942

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

DIVIDENDS

The 2nd quarter dividend of $0.30 per share will be paid on June16, 2014 to shareholders of record on June 2, 2014. Dividends for the fiscal year amount to an aggregate of $0.60 per share.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $279 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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